Exhibit 16.1

May 11, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 11, 2015 of Assembly Biosciences, Inc. and are in agreement with the statements contained in paragraph three therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

EisnerAmper LLP